Exhibit 10.8

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Execution Copy

SUPPORT SERVICES AGREEMENT

THIS SUPPORT SERVICES AGREEMENT (the “Agreement”) is effective as of the 4th day of April, 2025 (the “Effective Date”), by and among 21Shares US LLC, a Delaware limited liability company (“21Shares US” or a “Party”), 21Shares AG, a Swiss Corporation (“21Shares AG” or a “Party” and, together with 21Shares US, “21Shares”), and House of Doge Inc., a corporation incorporated under the laws of the State of Texas (“HOD” or a “Party” and, together with 21Shares, the “Parties”).

WHEREAS, 21Shares US is expected to render advice and services to or for the benefit of 21Shares Dogecoin ETF (the “US ETP” or an “ETP”) pursuant to the terms and provisions of a Sponsor Agreement between 21Shares and the US ETP (the “US Sponsor Agreement” or a “Sponsor Agreement”) and this Agreement;

WHEREAS, 21Shares AG is the issuer of 21Shares Dogecoin ETP (the “European ETP” or an “ETP” and, together with the US ETP, the “ETPs”) pursuant to the European Programme Documentation in the applicable version (e.g., the prospectus, the final terms) (the “European Programme Documentation and, together with the US Sponsor Agreement, the “Sponsor Agreements”) and this Agreement;

WHEREAS, the US ETP is a statutory trust organized under the laws of the State of Maryland, and the European ETP is an open-ended, fully collateralized and senior secured debt instrument organized under the laws of Switzerland;

WHEREAS, the US ETP will approve the US Sponsor Agreement and this Agreement, and 21Shares AG will approve the European Programme Documentation and this Agreement;

WHEREAS, each of HOD and 21Shares US will provide certain services in connection with the launch, listing, operation and distribution of the US ETP on the terms and conditions set forth in this Agreement, and each of HOD and 21Shares AG will provide certain services in connection with the launch, listing, operation and distribution of the European ETP on the terms and conditions set forth in this Agreement;

WHEREAS, HOD owns or otherwise has the right to license the HOD Licensed Marks and 21Shares AG owns the 21Shares Licensed Marks (each as defined below);

WHEREAS, 21Shares US desires to use the HOD Licensed Marks in connection with the creation and marketing of the US ETP, and HOD is willing to grant 21Shares US an exclusive license to use the HOD Licensed Marks in the United States (the “US Territory” or a “Territory”) on the terms and conditions set forth in this Agreement;

WHEREAS, 21Shares AG desires to use the HOD Licensed Marks in connection with the creation of the European ETP, and HOD is willing to grant 21Shares AG a license to use the HOD Licensed Marks in EMEA (the “Non-US Territory” or a “Territory” and, together with the US Territory, the “Territories”) on the terms and conditions set forth in this Agreement;

WHEREAS, HOD desires to use the 21Shares Licensed Marks in connection with the services to be provided hereunder, and 21Shares AG is willing to grant HOD a license to use (i) the 21Shares US Licensed Marks in the US Territory and (ii) the 21Shares AG Licensed Marks in the Non-US Territory, in each case on the terms and conditions set forth in this Agreement;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

WHEREAS, from time to time, 21Shares may enter into agreements to support marketing and other activities to support the sale of shares of the ETPs, which may include payments by 21Shares or others with respect to the ETPs;

WHEREAS, HOD has agreed to support 21Shares’ efforts to support marketing and other activities for the ETP on the terms set forth in this Agreement;

WHEREAS, HOD has agreed to permit 21Shares the broad right to describe and refer to the HOD Licensed Marks by name in 21Shares’ marketing materials, including, but not limited to, “House of Doge Inc., the corporate arm of the Dogecoin Foundation”; and

WHEREAS, each of HOD and 21Shares US has agreed to purchase from the US ETP $1.5 million of common shares of beneficial interest of the US ETP (the “US Shares”).

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	21SHARES SERVICES.

(a)	General. Except as otherwise expressly set forth in this Agreement, 21Shares shall provide (or arrange for the provision of) all services related to the launch, listing and ongoing operation of the ETPs. For the avoidance of doubt, any services provided by 21Shares shall be provided either by 21Shares or through its subsidiaries and Affiliates (as defined below), including 21co Holdings Limited, a Cayman Islands limited company (“21co”). “Affiliates” means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

(b)	Launch and Listing. Without limiting the generality of Section 1(a), 21Shares shall provide (or arrange for the provision of), where applicable, the following services to the ETPs in connection with the launch and listing of the ETPs:

(i)	formation of the US ETP as a statutory trust and formation of the European ETP as an open-ended, fully collateralized and senior secured debt instrument;

(ii)	if applicable, identification of qualified candidates to serve on the board of trustees (or similar governing body) of each ETP, if required;

(iii)	preparation of all registration statements, prospectuses and marketing materials for the ETPs;

(iv)	coordination, completion and submission of all filings or submissions to the U.S. Securities and Exchange Commission (the “SEC”), any national securities exchange (or similar stock exchange in Europe with respect to the European ETP) on which the ETPs’ securities are to be listed and other regulatory authorities, and coordination and completion of all other registrations of the ETPs as may be required under applicable law and regulation; and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(v)	all other services related to operational matters in connection with each ETP’s launch, including (A) selection, appointment, engagement, onboarding and maintenance of each ETP’s service providers, including distributors, authorized participants, third-party administrators, auditors, trustees, custodians, index providers and calculation agents, and development of creation and redemption criteria and (B) inclusion of each ETP on 21co’s Onyx, a crypto ETP administration platform, as required and where applicable.

(c)	Ongoing Operations.

(i)	Without limiting the generality of Section 1(a), 21Shares US shall provide all required ongoing management and/or operational services to the US ETP, and 21Shares AG shall provide all required ongoing management and/or operational services to the European ETP, in each case where applicable and necessary, including development of the respective ETP’s investment objectives and strategy, and, except as described in Section 2 hereof, all services related to the ongoing operation of the respective ETP, including compliance with any applicable requirements of foreign jurisdictions, blue sky laws, the Internal Revenue Code of 1986, as amended, and the U.S. federal securities laws, including the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

(ii)	21Shares US shall ensure that the US ETP maintains or receives such compliance, custodial and back-office services as are necessary to comply with applicable law and regulation and the requirements of this Agreement and all other agreements to which the US ETP may be a party from time to time, and 21Shares AG shall ensure that the European ETP maintains or receives such compliance, custodial and back-office services as are necessary to comply with applicable law and regulation and the requirements of this Agreement and all other agreements to which the European ETP may be a party from time to time, in each case including such functions as are necessary to make all required regulatory filings, to maintain the respective ETP’s corporate website, books and records and to engage with the respective ETP’s third-party service providers.

(iii)	HOD acknowledges that 21Shares US has the discretion to cause the US ETP, and 21Shares AG has the discretion to cause the European ETP, to engage Onyx for order taking, creation and upload of portfolio composition files (PCFs) and other functions used by the market makers, authorized participants, auditors, accountants, listing agents, transfer agents, index administrators and other service providers.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

2.	HOD SERVICES.

(a)	Research, Data and Operational Services. HOD shall promptly provide research, data, and operational assistance services with respect to the ETPs to 21Shares in accordance with the guidelines that are communicated from time to time by 21Shares to HOD in a form to be agreed upon by the parties with reasonable notice to HOD.

(b)	Marketing Services. HOD shall provide the following marketing services to 21Shares:

(i)	introducing and assisting in meetings with HOD’s existing service providers and relationships for the provision of marketing, distribution and sales services to the ETPs as considered necessary or appropriate by HOD in its sole discretion, provided that HOD shall not be required to negotiate or enter into any commercial arrangements related to the provision of such services;

(ii)	consulting on the marketing efforts of the ETPs, provided that HOD shall not directly provide any sales or marketing services to the ETPs except as expressly contemplated herein;

(iii)	consulting on the development and execution of the ongoing sales and marketing strategy, including access to key spokespeople and network, marketing support on X Corp. and priority channels, the use of HOD’s channels or media to appropriately publicize and market through such channels or media over which HOD has control, including but not limited to vehicles in Indianapolis 500, including all stadia, venues, locations and media associated with or related to such event, and co-marketing opportunities for product and brands (subject, in all instances, to direction and guidance provided by the Parties at the bi-annual meetings required by Section 3(a)(iii) hereunder);

(iv)	marketing support through public endorsement from the Dogecoin Foundation, Inc. (the “Dogecoin Foundation”) and other entities or individuals associated with HOD, provision of public advertising opportunities sourced through the HOD network and closely linked entities or partners, guidance and input from the Dogecoin Foundation on 21Shares marketing messaging and research, use of the Dogecoin Foundation trademarks and support in HOD/21Shares co-branded events; provided, all costs and expenses shall be borne solely by HOD, notwithstanding anything else contained herein, including Exhibit 1 hereto; provided, however, 21Shares will be wholly responsible for costs arising from its own marketing activities and for 21Shares contributions to joint marketing efforts (e.g., 21Shares will bear graphic design costs for advertising to be placed through HOD-sourced space, the placement of which will be borne by HOD); and

(v)	subject to compliance with applicable law and regulation, assisting with the maintenance of information regarding the ETPs on HOD’s website (including, for the avoidance of doubt, through click-through links).

(c)	Ongoing Operation. Following the launch of each ETP, HOD shall use reasonable best efforts to feature each ETP on distribution platforms with which HOD maintains relationships, including those platforms on which HOD-sponsored exchange traded ETPs are distributed as of the Effective Date, and such other distribution platforms as HOD may deem appropriate in its sole discretion.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

The services to be provided by HOD to the ETPs described in (a) through (c) above are referred to collectively as the “HOD Services.”

(d)	No Broker-Dealer Registration; No Underwriting. Notwithstanding anything herein to the contrary, HOD shall not provide, and shall not be required to provide any services that, in the reasonable determination of 21Shares, or HOD’s counsel, could reasonably require HOD or any of its Affiliates or employees to register as a broker-dealer under the Exchange Act or cause HOD or any of its Affiliates or employees to be an underwriter within the meaning of the 1933 Act, or a registered representative subject to regulation by the SEC and/or the Financial Industry Regulatory Authority.

3.	JOINT MARKETING SERVICES.

(a)	General. The Parties shall collaborate with respect to the following marketing services for the ETPs:

(i)	creating research materials and content relating to the digital asset environment;

(ii)	making available appropriate personnel from each Party to participate in such marketing and distribution activities as the Parties shall agree from time to time; provided that HOD personnel shall not provide any distribution services; and

(iii)	convening meetings as necessary but no less frequently than semi-annually with senior management of the Parties and personnel responsible for research related to the ETPs to discuss, and modify as necessary, the sales and marketing strategy for the ETPs based on current market conditions and outlook.

(b)	Review of Marketing Materials. No press releases or marketing or other publicity materials regarding this Agreement, the transaction contemplated hereby, the ETPs or 21Shares may be issued, used or released by HOD, any Affiliate of HOD or any agent of HOD without the prior approval of 21Shares.

4.	LICENSE GRANT.

(a)	21Shares License. Subject to the terms and conditions of this Agreement, HOD hereby grants to 21Shares, and 21Shares hereby accepts from HOD, a personal, sublicensable, transferable, exclusive, royalty-free right and license to use the marks “HOD”, “House of Doge”, “House of Doge Inc., the corporate arm of the Dogecoin Foundation”, “DOGE”, “Dogecoin” and “Dogecoin Foundation”, and any stylized presentation(s) and logo artwork associated therewith (each, a “HOD Licensed Mark” and together, the “HOD Licensed Marks”) in the name of each ETP, the marketing and promotion of the ETPs in the Territories and the provision by 21Shares of the other services related to the ETPs hereunder and in connection with (and in furtherance of) the provision by 21Shares of services to the ETPs (either directly or through 21Shares) in the Territories pursuant to such agreements in place as of the date hereof or as may subsequently be agreed between 21Shares and the ETP (such agreements not to be inconsistent with the terms and conditions of this Agreement). For the avoidance of doubt, (i) Schedule A sets forth the HOD Licensed Marks as of the date hereof and (ii) this license shall not include any right to use the HOD Licensed Marks in connection with the name of any exchange traded fund or exchange traded product other than the ETPs. During the term of this Agreement, 21Shares shall use the HOD Licensed Marks only in the Territories and only to the extent permitted under this Agreement. All rights to the HOD Licensed Marks not expressly granted to 21Shares hereunder shall remain the exclusive property of HOD.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(b)	HOD License. Subject to the terms and conditions of this Agreement, 21Shares AG hereby grants to HOD, and HOD hereby accepts from 21Shares AG a personal, non-sublicensable, non-transferable, non-exclusive, royalty-free, and revocable right and license to use the trademarks “21Shares” and the 21Shares US logos set forth on Schedule B (each, a “21Shares US Licensed Mark” and together, the “21Shares US Licensed Marks”) and to use the marks “21Shares” and the 21Shares AG logos set forth on Schedule B (each, a “21Shares AG Licensed Mark” and together, the “21Shares AG Licensed Marks” and together with the 21Shares US Licensed Marks, the “21Shares Licensed Marks”, and the HOD Licensed Marks together with the 21Shares Licensed Marks, the “Licensed Marks”) solely in connection with (and in furtherance of) the provision by HOD of the services to 21Shares hereunder, including but not limited to, in connection with the ETPs’ websites and research, marketing or other materials in connection with the ETPs. For the avoidance of doubt, (i) Schedule B sets forth the 21Shares Licensed Marks as of the date hereof and (ii) this license shall not include any right to use the 21Shares Licensed Marks in connection with the name of any exchange traded fund or exchange traded product other than in connection the ETPs or in connection with any services provided to any third party. During the term of this Agreement, HOD shall use the 21Shares US Licensed Marks only in the US Territory and HOD shall use the 21Shares AG Licensed Marks only in the Non-US Territory, and in each case only to the extent permitted under this Agreement. As a condition to and as part of the foregoing license grant, HOD shall not (and shall not cause or permit any of its Affiliates, owners, members, managers, directors, officers, employees or agents to) otherwise use the 21Shares Licensed Marks or any derivative thereof, in each case, without the prior express written consent of 21Shares, which consent 21Shares may grant, withhold, or withdraw in its sole and absolute discretion. All rights to the 21Shares Licensed Marks not expressly granted to HOD hereunder shall remain the exclusive property of 21Shares.

(c)	HOD’s Use. During the term of this Agreement, none of HOD, its Affiliates or any of their respective successors or assigns shall use or permit other entities to use the HOD Licensed Marks, if such entity or use directly or indirectly competes or conflicts with either ETP’s, 21co’s, 21Shares US’s or 21Shares AG’s business or use of the HOD Licensed Marks in accordance with the terms of this Agreement, in any manner.

(d)	21Shares’ Use. Subject to Section 7(d), nothing in this Agreement shall preclude 21Shares, its Affiliates or any of their respective successors or assigns from using or permitting other entities to use the 21Shares Licensed Marks, whether or not such entity or use directly or indirectly competes or conflicts with HOD’s business or use of the 21Shares Licensed Marks in any manner, provided, however, that 21Shares shall not use or license the 21Shares Licensed Marks to any third party in connection with a Dogecoin-branded product that is substantially similar to the ETPs without HOD’s prior written consent.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(e)	Ownership of HOD Licensed Marks. 21Shares acknowledges and agrees that HOD, as between HOD and 21Shares, is the owner of all right, title and interest in and to the HOD Licensed Marks, and all such right, title and interest (both within and outside the Territories) shall remain with HOD. 21Shares shall not contest, dispute, or challenge HOD’s right, title and interest in and to the HOD Licensed Marks.

(f)	Ownership of 21Shares Licensed Marks. HOD acknowledges and agrees that, as between HOD and 21Shares, 21Shares AG is the owner of all right, title and interest in and to the 21Shares Licensed Marks, and all such right, title and interest (both within and outside the Territories) shall remain with 21Shares AG. HOD shall not contest, dispute, or challenge 21Shares AG’s right, title and interest in and to the 21Shares Licensed Marks.

(g)	Attribution. Each Party shall attribute to the other Party any portion of materials produced or distributed by the other Party to the extent produced by the other Party or its Affiliates (including research reports, white papers, video, analysis, etc.). The attribution shall appear in form and substance directed by the relevant Party, in its sole and absolute discretion.

(h)	Goodwill in HOD Licensed Marks. All goodwill and reputation generated by 21Shares’ use of the HOD Licensed Marks shall inure to the benefit of HOD. 21Shares shall not by any act or omission use the HOD Licensed Marks in any manner that disparages or reflects adversely on HOD or its business or reputation. Except as expressly contemplated herein (including with respect to Section 2), 21Shares shall not (and shall not permit the ETPs to) use any trademark or service mark of HOD without HOD’s prior written consent, which consent shall not be unreasonably withheld.

(i)	Goodwill in 21Shares Licensed Marks. HOD acknowledges and agrees that, as between HOD and 21Shares, 21Shares AG is the owner of all right, title and interest in and to the 21Shares Licensed Marks, and all such right, title and interest (both within and outside the Territory) shall remain with 21Shares AG. 21Shares shall not contest, dispute, or challenge HOD’s right, title and interest in and to the Licensed Marks. Except as expressly contemplated herein, HOD shall not use any trademark or service mark of 21Shares AG without 21Shares AG’s prior written consent, which consent may be granted or withheld in 21Shares AG’s sole discretion.

(j)	Quality Control. In order to preserve the inherent value of the Licensed Marks, each Party agrees to use reasonable best efforts to ensure that it maintains the quality of its business and the operation thereof equal to the standards prevailing in the operation of the applicable owner’s business as of the date of this Agreement. 21Shares acknowledges that it is familiar with the general quality of marketing materials and reports prepared and distributed by HOD (“HOD’s Materials”) and agrees that the materials that 21Shares produces or distributes that incorporate the HOD Licensed Marks will not materially differ in quality from HOD’s Materials. HOD acknowledges that it is familiar with the general quality of marketing materials and reports prepared and distributed by 21Shares (“21Shares’ Materials”) and agrees that the materials that HOD produces or distributes that incorporate the 21Shares Licensed Marks will not materially differ in quality from 21Shares’ Materials. Each Party shall use the Licensed Marks in accordance with any additional quality standards that the relevant owner of the Licensed Marks may reasonably establish and communicate to the other Party. No Party shall use the Licensed Marks in any manner that infringes upon any third-party intellectual property rights, or that could damage the reputation and goodwill of the Licensed Marks.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(k)	Notification of Infringement. 21Shares shall immediately notify HOD and provide to HOD, and HOD shall immediately notify 21Shares and provide to 21Shares, all relevant background facts upon becoming aware of: (i) any registrations of, or applications for registration of, marks in a Territory that do or may conflict with a Party’s rights in the Licensed Marks or the rights granted hereunder, (ii) any infringements or misuse of a Licensed Mark in a Territory by any third party (“Third-Party Infringement”) or (iii) any claim that a Party’s use of a Licensed Mark infringes the intellectual property rights of any third party in the Territory (“Third-Party Claim”). HOD shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle, in its sole discretion, all actions, proceedings and claims involving any Third-Party Infringement or Third-Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the HOD Licensed Marks. 21Shares shall cooperate with HOD in the prosecution, defense or settlement of such actions, proceedings or claims at 21Shares’ sole cost and expense. 21Shares shall have the exclusive right, but not the obligation, to prosecute, defend and/or settle, in its sole discretion, all actions, proceedings and claims involving any Third-Party Infringement or Third-Party Claim, and to take any other action that it deems necessary or proper for the protection and preservation of its rights in the 21Shares Licensed Marks. HOD shall cooperate with 21Shares in the prosecution, defense or settlement of such actions, proceedings or claims at HOD’s sole cost and expense.

(l)	Each of 21Shares and HOD agrees the business operated by each Party in connection with the HOD Licensed Marks or the 21Shares Licensed Marks shall comply with all laws, rules, regulations and requirements of any governmental body as may be applicable to the operation, marketing, and promotion of the business; and each Party shall notify the other Party of any action that must be taken by another Party to comply with such applicable laws, rules, regulations or requirements, and each Party agrees to cooperate to take such required actions without unreasonable delay.

(m)	Each of 21Shares and HOD accepts the license and the rights granted hereunder on an “as is” basis. 21Shares acknowledges that HOD makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability or ownership of the HOD Licensed Marks, except as expressly set forth herein. HOD acknowledges that 21Shares makes no explicit or implicit representation or warranty as to the registrability, validity, enforceability or ownership of the 21Shares Licensed Marks, except as expressly set forth herein.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

5.	MARKETING AND DISTRIBUTION SUPPORT ARRANGEMENTS. Each of 21Shares and HOD hereby agrees that subject to the Section 4 above, 21Shares may enter into or approve arrangements with, and make payments to, third parties unaffiliated with 21Shares or HOD in connection with marketing, educational or promotional activities on behalf of the ETPs (including for periods prior to the effective registration statement for the ETPs) (collectively, “Marketing Support Arrangements”) including but not limited to the following types of arrangements:

(a)	Third-party platform arrangements in which the ETPs are listed or made available for purchase on a third-party platform operated by a broker-dealer or other financial intermediary;

(b)	Arrangements for marketing or educational services relating to the ETPs, including preparation of distribution-related materials, marketing materials including physical or digital media, advertising, digital content creation or distribution, or sponsored content;

(c)	Sponsorship or attendance at conferences or events;

(d)	Preparation or presentation of marketing campaigns;

(e)	Preparation for distribution of software or technology in connection with marketing of the ETPs;

(f)	Other promotional materials, services or functions; and

(g)	“revenue sharing” arrangements as contemplated in connection with distribution by others of shares of the ETPs.

All marketing collateral prepared or used in connection with Marketing Support Arrangements shall be approved by the respective ETP’s distributor and/or marketing agent before use and 21Shares shall be obligated to arrange for approval for such use.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)	HOD hereby represents, warrants and covenants that:

(i)	During the term of this Agreement, HOD and each of its Affiliates, owners, members, managers, directors, officers, employees and agents, and, to the knowledge of the HOD, each person acting on their behalf, will comply in all material respects with all applicable laws, rules, and regulations, including United States federal and state securities laws, with respect to the ETPs and as may be necessary to provide the HOD Services.

(ii)	HOD is authorized and empowered under applicable law and regulation and by its organizational documents to enter into this Agreement and to perform its duties under this Agreement and all proceedings required by HOD’s organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(iii)	This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of HOD, enforceable against HOD in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(iv)	During the term of this Agreement, HOD shall provide the HOD Services only in those states and jurisdictions in which HOD is legally permitted to do so.

(v)	During the term of this Agreement, neither HOD nor any of and its Affiliates, owners, members, managers, directors, officers, employees or agents, and, to the knowledge of the HOD, no person acting on their behalf, will (i) take, directly or indirectly, any action designed or intended to cause or to result in the stabilization or manipulation of the price of the US Shares or the European ETP (the “European Shares” and, together with the US Shares, the “Shares”), in either case to facilitate the sale or resale of any of the Shares or (ii) sell, bid for, purchase, or pay any compensation for soliciting purchases of, any of the Shares.

(vi)	HOD has agreements in place with the Dogecoin Foundation and other third parties necessary to grant 21Shares the right to use the HOD Licensed Marks as permitted hereunder, and 21Shares’ use of the HOD Licensed Marks, as permitted hereunder, will not violate the terms of those agreements or infringe or otherwise violate the rights of any third party.

(b)	21Shares hereby represents, warrants and covenants that:

(i)	During the term of this Agreement, 21Shares will comply in all material respects with all applicable laws, rules and regulations, including United States federal and state securities laws with respect to the ETPs.

(ii)	21Shares are authorized and empowered under applicable law and regulation by their organizational documents to enter into this Agreement and to perform their duties under this Agreement and all proceedings required by 21Shares’ organizational documents have been taken to authorize them to enter into and perform their duties under this Agreement.

(iii)	This Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of 21Shares, enforceable against 21Shares in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(iv)	21Shares US or an Affiliate thereof will serve as the sponsor to the US ETP and 21Shares AG or an Affiliate thereof will serve as the sponsor to the European ETP.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

7.	TERM AND TERMINATION: EXCLUSIVITY.

(a)	This Agreement shall be effective on the Effective Date and shall have an initial term of five years from the date hereof. The Agreement shall automatically renew for additional one-year terms, unless notice of termination is delivered by either Party to the other sixty (60) days prior to the end of the then current term. This Agreement will automatically terminate immediately upon the termination of both Sponsor Agreements; provided, that, this Agreement shall not terminate upon the occurrence of either of the following events: (i) in the event only the US Sponsor Agreement is terminated, HOD and 21Shares AG agree to amend the Agreement so that HOD and 21Shares AG shall remain parties to the Agreement; and (ii) in the event only the European Programme Documentation is terminated, HOD and 21Shares US agree to amend the Agreement so that HOD and 21Shares US shall remain parties to the Agreement.

(b)	Notwithstanding Section 7(a) above, either Party may immediately terminate this Agreement at any time during the initial or any renewal term (i) upon the material breach of any provision of this Agreement by the other Party or its Affiliates (which, for the avoidance of doubt, shall include the ETPs in the case of 21Shares), after notice and 30 business days opportunity to cure (to the extent curable), or the other Party or its Affiliates engages in willful misconduct, misfeasance, fraud, bad faith or gross negligence in the performance of this Agreement; (ii) in the event the other Party becomes insolvent or files for, or becomes a party to, an involuntary bankruptcy, receivership or similar proceeding; (iii) in the event the other Party, its Affiliates, or any of its officers, directors, or key personnel, is subject to a significant regulatory investigation or sanction, is subject to a material adverse change in reputation or regulatory standing, or is indicted for a felony or becomes subject to a criminal proceeding related to its activities, (iv) in the event the other Party at any time makes, publishes, or communicates to any person or entity or in any public forum, verbally, in writing, or through any medium, any defamatory, disparaging remarks, comments, or statements concerning the non-disparaging Party or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other Affiliated or associated third parties (whether or not such remarks, comments or statements have resulted in any actual harm to the non-disparaging Party); (v) in the event the other Party (or any of its Affiliates or agents) engages in any activity that violates any applicable laws, rules, or regulations, (vi) if there has been a Change of Control at the other Party, (vii) as may be necessary to comply with applicable laws, rules and regulations. For purposes of this provision, “Party” refers to 21Shares on the one hand and HOD on the other hand. A “Change of Control” means an individual/entity or group of parties acting in concert to take more than 50% of the voting shares of the other Party.

(c)	Notwithstanding Section 7(a) above, 21Shares may immediately terminate this Agreement upon the occurrence of any of the following events: (a) if 21Shares learns or has reason to believe that (i) HOD is no longer affiliated with the Dogecoin Foundation or (ii) that there has been a material change in the relationship between HOD and the Dogecoin Foundation; or (b) the dissemination of any publicity or news concerning HOD or any of its Affiliates, which 21Shares reasonably believes has caused, or is reasonably likely to cause, material reputational harm to 21Shares, 21co, or either ETP as a result of 21Shares’ direct relationship with HOD, and as a direct consequence of events in HOD’s control, provided that HOD shall have thirty (30) business days from the date of such notice to cure or address the basis for such termination to 21Shares’ reasonable satisfaction, not to be unreasonably withheld or delayed, unless such termination is due to criminal indictment, wilful misconduct, or insolvency. For the avoidance of doubt, a Change of Control of HOD resulting from a reverse takeover or similar transaction involving a public listing of HOD or its parent entity shall not, in and of itself, constitute a basis for termination under this Section, provided that HOD remains in compliance with its obligations hereunder.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(d)	In the event this Agreement is terminated by 21Shares for any reason other than for cause pursuant to Section 7 hereto, HOD shall continue to receive the compensation described in Exhibit 1 for a period following such termination (the ”Tail Period”) as follows: (i) if such termination occurs at any time prior to the six (6) month anniversary of the Effective Date or at any time between the six (6) month anniversary and the one (1) year anniversary of the Effective Date, the Tail Period shall be one (1) year from the effective date of termination; and (ii) if such termination occurs on or after the one (1) year anniversary of the Effective Date, the Tail Period shall be two (2) years from the effective date of termination. In no event shall the Tail Period exceed two (2) years. During the Tail Period, 21Shares shall provide HOD with the same reporting and payment obligations set forth herein with respect to such compensation.

(e)	Upon expiration or termination of this Agreement, all rights granted to each Party under this Agreement with respect to the Licensed Marks shall cease, and each Party shall immediately discontinue all use of the Licensed Marks except as reasonably required in reporting of historical operations, and with respect to the ETPs, 21Shares shall be permitted to continue using the HOD Licensed Marks in connection with the ETPs for so long as is required to make such filings and updates as required by applicable law and regulation to remove the HOD Licensed Marks from the ETPs. For 24 months following termination of this Agreement, each Party (which, in the case of 21Shares, shall include the ETPs), shall specify on public-facing materials any notice as may be deemed necessary by HOD, in its sole discretion. For clarity, 21Shares may continue to use the HOD Licensed Marks as reasonably necessary during the Tail Period to support continued operation of the ETPs in the ordinary course, provided that such use remains in accordance with the terms of this Agreement.

(f)	In the event of any change of control of 21Shares US or 21Shares AG, including through merger, acquisition, consolidation, sale of substantially all assets, or similar transaction, 21Shares shall ensure that the economic terms set forth in this Agreement, including without limitation HOD’s right to compensation as set forth in Exhibit 1 and the Tail Period set forth in Section 7(d), shall remain in full force and effect for a period of at least twenty-four (24) months following the closing of such change of control, regardless of whether this Agreement is assigned, amended, or terminated. Any successor or assignee to 21Shares shall be bound by this obligation.

(g)	During the term of this Agreement, (i) no Party nor any of its Affiliates, owners, members, managers, directors, officers, employees or agents shall take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage, accept or otherwise pursue any transaction that would reasonably be expected to frustrate the launch and ongoing operation of either ETP in either Territory; provided that, for the avoidance of doubt, 21Shares shall not be prohibited from exploring, working toward or actually offering any other exchange traded products or exchange traded funds, and (ii) neither HOD nor any of its Affiliates, owners, members, managers, directors, officers, employees or agents, directly or indirectly, shall take, directly or indirectly, part in any similar or comparable transaction or solicit, negotiate, accept, pursue or enter into any similar agreement with another party for the development, launch, or operation of any exchange traded product or exchange traded fund.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(h)	Sections 4(c), 4(d), 4(e), 4(f), 4(h), 4(i), 6(a), 6(b), 7(d), 8, 9, 10, 12, 13 and 14 shall survive any termination of this Agreement.

8.	INDEMNIFICATION: LIMITATION OF LIABILITY.

(a)	Notwithstanding anything in this Agreement to the contrary, and to the fullest extent permitted by law, each Party (the “Indemnifying Party”) agrees that the other Party (the “Indemnified Party”) shall not be liable or responsible for, and the Indemnifying Party shall indemnify, defend, and hold the Indemnified Party and its Affiliates and their respective officers, members, partners, employees, agents, directors, successors and assigns (collectively, the “Indemnitees”) free and harmless from and against, any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees, and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Losses”) that any Indemnitee may incur arising out of, based upon or related to this Agreement, as a result of (i) the breach of this Agreement by the Indemnifying Party, including, but not limited to, Section 2(d), (ii) any violation of applicable laws, rules, or regulations by the Indemnifying Party (or its Affiliates and agents), (iii) a claim that the Indemnified Party’s use of any Licensed Mark, as permitted hereunder, infringes, misappropriates, or otherwise violates the rights of any third party, or (iv) the willful misconduct, misfeasance, fraud, bad faith or gross negligence of the Indemnifying Party or its Affiliates, including, for the avoidance of doubt, of any defamatory, disparaging remarks, comments, or statements in any public forum by the Indemnifying Party or its Affiliates concerning the non-disparaging Party or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other affiliated or associated third parties.

(b)	Each Party’s obligations to provide indemnification under this Section 8 are conditioned upon receiving notice of any action brought against an Indemnitee from the person against whom such action is brought as promptly as reasonably possible after the summons or other first legal process is served. Such notice shall refer to the person or persons against whom the action is brought. The failure to provide such notice shall not relieve any Party of any liability that it may have to any Indemnitee except to the extent that the ability of such Party to defend such action has been materially adversely affected by the failure to provide notice.

(c)	Except as provided in this Section 8, each Party agrees that no Party or its Affiliates and their respective successors and assigns shall have liability to any third party with respect to any claims arising from, based upon or related to this Agreement, any Party’s provision of services to the ETP or any Party’s use of the Licensed Marks, including any Third-Party Claim, or any rights granted hereunder.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(d)	Each Party agrees to promptly notify the other Party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of securities in relation to the ETP and to indemnify the other Party for any related Losses pursuant to Section 8(a) or 8(b).

For purposes of this Section 8, “Party” refers to 21Shares on the one hand and HOD on the other hand.

9.	NOTICES.

(a)	Any notice required or permitted to be given hereunder by any Party to another Party shall be deemed sufficiently given and received (i) if delivered in person, on the date of delivery, (ii) if transmitted by electronic mail, on the date of receipt or (iii) if delivered by overnight courier or registered mail, the earlier of the date of delivery and the second business day after mailing (provided that registered mail may not be used for notices to Party(ies) outside of the U.S.). Notice shall be given to each Party at the following addresses:

If to 21Shares:

21Shares US LLC

477 Madison Avenue, 6th Floor

New York, New York 10022

Attn: Duncan Moir, President, with a copy to Head of Legal

If to HOD:

House of Doge, Inc.

2045 NW 1 Ave

Miami, Florida, USA, 33127

Attn: Bradley Morris, Director

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

10.	DOCUMENTATION AND REPORTS. Each Party shall maintain adequate records documenting all arrangements that require payments for marketing support, including services rendered and amounts expended in connection with Marketing Support Arrangements. Upon written request from a Party, the other Party shall make available for the requesting Party’s review such documentation.

11.	COMPENSATION AND EXPENSES.

(a)	In consideration of the services to be provided to the ETPs under this Agreement and other agreements by a Party with respect to the ETPs, HOD shall pay directly or reimburse 21Shares for payments with respect to arrangements permitted under Section 5 of this Agreement that are jointly arranged by HOD and 21Shares (however, 21Shares shall be responsible for paying for such arrangements that 21Shares unilaterally undertakes under Section 5, except for Section 5(a) which shall be the sole responsibility of HOD).

(b)	Additional compensation shall be paid in accordance with Exhibit 1.

(c)	Legal expenses related to the services set forth in Section 1(b) shall be split [***] between 21Shares and HOD (the “Legal Expenses”). The Parties agree that the Legal Expenses shall be paid as follows: (1) [***] shall initially pay the Legal Expenses; and (2) promptly following the listing of the Shares of the US ETP on a national securities exchange and the Shares of the European ETP on a similar stock exchange in Europe, [***] shall retain[***][(***]%) of the Legal Expenses from the management fees received by [***] with respect to the ETPs.

12.	NON-DISTRIBUTION. Nothing in this Agreement is intended to categorize 21Shares or HOD as a “distributor” or “principal underwriter” of either ETP and none of the services covered by this Agreement are in the nature of distribution services required to be performed by a broker or dealer.

13.	NO JOINT VENTURE, PARTNERSHIP, OR AGENCY. This Agreement does not create a joint venture, partnership, agency, or other legal association between the Parties. Neither Party may act as an agent for the other or bind the other to any contract, obligation, or liability. Each Party remains an independent contractor, solely responsible for its own actions, obligations, and liabilities.

14.	MISCELLANEOUS PROVISIONS.

(a)	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters referred to herein, and supersede all prior agreements, verbal or written with respect to such matters.

(b)	Headings; Construction. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof. Words importing the singular number or plural number shall include the plural number and singular number, respectively.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(c)	Amendment. This Agreement shall not be amended or modified except in writing and signed by each of the Parties hereto.

(d)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party hereby irrevocably consents to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan and waives, to the fullest extent permitted by applicable law and regulation, any and all right to a trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(e)	Severability. If any one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(f)	Counterparts: Electronic and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law and regulation, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(g)	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except in connection with a reorganization, public listing, or Change of Control of HOD, including a reverse takeover, IPO or direct listing, provided the successor entity assumes all obligations under this Agreement.

(h)	Successors and Assigns. This Agreement and the conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the Parties and their respective successors, and permitted assigns and, solely with respect to Section 8 hereunder, parties indemnified hereunder, and for the benefit of no other person, firm or entity.

(i)	Further Assurances. Each Party agrees, if reasonably requested by the other Party, to execute and deliver such additional documents or instruments and take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

[Signature Page Follows]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv).  Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the Effective Date.

HOUSE OF DOGE INC.

/s/ Brad Morris
By: Brad Morris
Title: Director

21shares US LLC

/s/ Duncan Moir
By: Duncan Moir
Title: President

21Shares AG

/s/ Duncan Moir
By: Duncan Moir
Title President

[Signature page to the Support Services Agreement]